Exhibit 99.1
United Components Reports Results of Operations for
First Quarter 2007
Highlights
–	Positive momentum from 2006 leads to strong start for 2007

–	Strategic initiatives continue to provide significant operational improvements

–	Repayment of $40 million of debt during the quarter, using primarily cash flow from operations
EVANSVILLE, IN May 15, 2007 - United Components, Inc. (“UCI”) today announced results for the quarter ended March 31, 2007. Revenue of $238.8 million increased $24.3 million over the year-ago quarter, including $24.3 million in sales by water pump manufacturer ASC Industries, which was acquired by UCI during the second quarter of 2006. On a comparable basis (excluding ASC sales in 2007 and the non-recurring effects of obtaining new customer business in both years), revenue increased by approximately 5% from the year-ago quarter. On this basis, the company reported revenue increases in the retail and heavy duty channels and declines in the OEM, traditional and original equipment service channels.
Net income from continuing operations for the quarter was $4.5 million, compared to $3.4 for the first quarter of 2006. Both periods included special items. The 2007 quarter included $0.6 million in special income, net of tax, consisting of a gain from the sale of a facility, partially offset by costs related to the acquisition of ASC. The 2006 quarter included $0.9 million in special charges, net of tax, relating to costs of closing facilities and consolidating operations. Excluding these special items, adjusted net income from continuing operations would have been $3.9 million and $4.3 million for the first quarter of 2007 and the first quarter of 2006, respectively.
Earnings before interest, taxes, depreciation and amortization, or EBITDA, for UCI’s continuing operations, as adjusted consistent with the company’s historical presentations, was $34.2 million for the first quarter, compared with $25.5 million for the year-ago quarter. The reconciliation of net income to adjusted EBITDA, a non-GAAP measure of financial performance, is set forth in Schedule A.
“We are pleased to report that our positive momentum at the end of 2006 carried us to a strong start for 2007,” said Bruce Zorich, Chief Executive Officer of UCI. “With the overall marketplace continuing to be difficult, and particularly with energy prices once again reaching near-record levels, we performed extremely well, achieving growth in revenue and EBITDA and continuing to generate significant cash flow.”
“Our new business development efforts, both in North America and internationally, allowed us to overcome these market challenges and see first quarter revenue improvement,” continued Zorich. “In addition, our initiatives in facilities consolidation, procurement and overall operational excellence are meeting or exceeding our expectations.”
As of March 31, the company’s debt stood at $461.5 million, after repayments during the quarter of $40 million of its senior credit facility borrowings, primarily with cash flow from operations. The company ended the quarter with $12.8 million in cash.
Conference Call
The company will host a conference call to discuss its results and performance on Wednesday, May 16, at 11:00 a.m. Eastern Time. Interested parties are invited to listen to the call by telephone. Domestic callers can dial (800) 637-1381. International callers can dial (641) 297-7667.
A replay of the call will be available from May 17, 2007, for a ninety-day period, at www.ucinc.com. Click on the UCI First Quarter 2007 Financial Results Webcast button.

About United Components, Inc.
United Components, Inc. is among North America’s largest and most diversified companies servicing the vehicle replacement parts market. We supply a broad range of products to the automotive, trucking, marine, mining, construction, agricultural and industrial vehicle markets. Our customer base includes leading aftermarket companies as well as a diverse group of original equipment manufacturers.
Forward Looking Statements
All statements, other than statements of historical facts, included in this press release and the attached report that address activities, events or developments that UCI expects, believes or anticipates will or may occur in the future are forward-looking statements. Forward-looking statements give UCI’s current expectations and projections relating to the financial condition, results of operations, plans, objectives, future performance and business of UCI and its subsidiaries. These statements can be identified by the fact that they do not relate strictly to historical or current facts. They are subject to uncertainties and factors relating to UCI’s operations and business environment, all of which are difficult to predict and many of which are beyond UCI’s control. UCI cautions investors that these uncertainties and factors, including those discussed in Item 1A of UCI’s 2006 Annual Report on Form 10-K and in its other SEC filings, could cause UCI’s actual results to differ materially from those stated in the forward-looking statements. UCI cautions that investors should not place undue reliance on any of these forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and except as required by law, UCI undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.
For More Information, Contact:
Dave Barron, Chief Financial Officer (812) 867-4727
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United Components, Inc.
Condensed Consolidated Income Statements (unaudited) (1)
(in thousands)

	Three Months ended March 31,
	2007	2006
Net sales	$238,848	$214,591
Cost of sales	189,291	169,478

Gross profit	49,557	45,113

Operating (expense) income
Selling and warehousing	(16,052)	(15,489)
General and administrative	(14,292)	(11,805)
Amortization of acquired intangible assets	(1,778)	(1,184)
Costs of integration of water pump operations (2)	(730)	—
Gain from sale of assets and costs of closing facilities and consolidating operations (3)	1,647	(1,393)

Operating income	18,352	15,242

Other expense
Interest expense, net	(10,686)	(9,304)
Management fee expense	(500)	(500)
Miscellaneous, net	(301)	(64)

Income before income taxes	6,865	5,374
Income tax expense	2,358	1,996

Net income from continuing operations	4,507	3,378

Discontinued operations
Net income from discontinued operations, net of tax	—	1,375

Net income	$4,507	$4,753

(1)	Includes the results of operations of ASC Industries, Inc. (“ASC”) beginning on May 25, 2006, the date of the acquisition of ASC by the Company. The operating results of the Company’s driveline components and specialty distribution operations, which were sold on June 30, 2006, and the Company’s lighting systems operation, which was sold on November 30, 2006, are presented as discontinued operations in the 2006 period.

(2)	2007 includes certain costs incurred in connection with the integration of the Company’s pre-ASC acquisition water pump operation with the operations of ASC.

(3)	2007 includes the gain from the sale of the land and building of the Company’s Mexican filter manufacturing facility, which was closed in 2006. 2006 includes asset write-downs and severance and other costs incurred in connection with the closures of the Company’s Canadian fuel pump facility and Mexican filter manufacturing facility.

United Components, Inc.
Condensed Consolidated Balance Sheets (unaudited)
(in thousands)

	March 31,	December 31,
	2007	2006
Assets
Current assets
Cash and cash equivalents	$12,849	$31,523
Accounts receivable, net	235,395	228,996
Inventories, net	155,746	158,024
Deferred tax assets	34,919	33,920
Other current assets	26,344	29,389

Total current assets	465,253	481,852

Property, plant and equipment, net	163,032	164,621
Goodwill	239,908	239,835
Other intangible assets, net	92,936	95,354
Deferred financing costs, net	4,677	5,310
Pension and other assets	8,916	9,452
Assets held for sale	1,600	6,077

Total assets	$976,322	$1,002,501

Liabilities and shareholder’s equity

Current liabilities
Accounts payable	$92,802	$92,720
Short-term borrowings	9,496	8,657
Current maturities of long-term debt	364	462
Accrued expenses and other current liabilities	105,621	99,039

Total current liabilities	208,283	200,878

Long-term debt, less current maturities	451,621	491,478
Pension and other postretirement liabilities	40,105	40,430
Deferred tax liabilities	16,310	17,350
Due to parent	2,191	—
Minority interest	3,697	3,738
Other long-term liabilities	3,777	3,845

Total liabilities	725,984	757,719

Shareholder’s equity	250,338	244,782

Total liabilities and shareholder’s equity	$976,322	$1,002,501

United Components, Inc.
Condensed Consolidated Statements of Cash Flows (unaudited)
(in thousands)

	Three Months ended March 31,
	2007	2006
Net cash provided by operating activities of continuing operations	$18,865	$25,435

Cash flows from investing activities of continuing operations
Capital expenditures	(5,406)	(5,653)
Proceeds from sale of Mexican land and building	6,685	—
Proceeds from sale of other property, plant and equipment	492	92

Net cash provided by (used in) investing activities of continuing operations	1,771	(5,561)

Cash flows from financing activities of continuing operations
Issuances of debt	839	47
Debt repayments	(40,113)	—
Shareholder’s equity contributions	—	340

Net cash (used in) provided by financing activities of continuing operations	(39,274)	387

Discontinued operations:
Net cash used in operating activities of discontinued operations	—	(651)
Net cash used in investing activities of discontinued operations	—	(743)
Effect of currency exchange rate changes on cash of discontinued operations	—	27

Effect of currency exchange rate changes on cash	(36)	(2)

Net (decrease) increase in cash and cash equivalents	(18,674)	18,892

Cash and cash equivalents at beginning of year	31,523	26,182

Less cash and cash equivalents of discontinued operations at end of period	—	2,728

Cash and cash equivalents at end of period of continuing operations	$12,849	$42,346

EBITDA and Adjusted EBITDA
EBITDA and Adjusted EBITDA are presented because they are believed to be frequently used by parties interested in United Components, Inc. (“UCI”). Management believes that EBITDA and Adjusted EBITDA provide useful information to investors because they facilitate an investor’s comparison of UCI’s operating results to that of companies with different capital structures and with cost basis in assets that have not been revalued and written-up in an allocation of a recent acquisition’s purchase price.
As a result of the acquisition of ASC Industries and the amendment and restatement of the credit agreement for UCI’s senior credit facilities, on a transition basis the calculation of Adjusted EBITDA, presented below, reflects the calculation of EBITDA in two ways: (i) with adjustments consistent with the presentation in earnings announcements from previous quarters; and (ii) with additional adjustments required by the amended and restated credit agreement for UCI’s senior credit facilities. The adjusted EBITDA required by the credit agreement is used to measure compliance with covenants of that agreement such as interest coverage.
EBITDA and Adjusted EBITDA are not measures of financial performance under United States generally accepted accounting principles (“US GAAP”) and should not be considered alternatives to net income, operating income or any other performance measures derived in accordance with US GAAP or as an alternative to cash flow from operating activities as a measure of liquidity.

Schedule A
Reconciliation of Net Income to EBITDA and Adjusted EBITDA
(dollars in millions)

	Three Months ended March 31,
	2007	2006
Results of continuing operations:
Net income	$4.5	$3.4

Interest, net of minority interest	10.6	9.3

Income tax expense	2.4	2.0

Depreciation, net of minority interest	6.9	6.2

Amortization	2.4	2.0

EBITDA of continuing operations	26.8	22.9

One-time or unusual items:
Cost of integration of water pump operations	2.5	—

Facilities consolidation & severance costs	(1.6)	1.7

New business changeover and sales commitment costs	4.4	—

Non-cash charges (primarily stock options)	1.6	0.4

Management fee	0.5	0.5

Adjusted EBITDA of continuing operations (a)	34.2	25.5

Additional adjustments required by the amended and restated credit agreement for UCI’s senior credit facilities:

Adjustment to include Adjusted EBITDA of discontinued operations	—	4.0

Additional adjustment required for interest coverage compliance in the amended and restated credit agreement for transition periods	—	4.7

Adjusted EBITDA under credit agreement	$34.2	$34.2

(a)	The first quarter 2007 amount includes approximately $4.2 million of ASC Adjusted EBITDA. Because ASC was acquired after March 31, 2006, there is no comparable amount in the 2006 quarter.